                                                                    Exhibit 99.1

ENERGY WEST, INCORPORATED ANNOUNCES ELECTION OF JOHN C. ALLEN
AS INTERIM CEO AND RESIGNATION OF EDWARD BERNICA AS CEO

          GREAT FALLS, Mont., September 22/PRNewswire-First Call/--ENERGY WEST,
INCORPORATED (NASDAQ: EWST - News), a natural gas, propane and energy marketing company serving the Rocky Mountain states, announced today that Edward Bernica has resigned as President and Chief Executive Officer and as a member of the board of directors and that John C. Allen has been named by the board as Interim
President and Chief Executive Officer. The changes will take effect immediately.
John Allen has been Energy West's General Counsel, Vice-President and Secretary
since 1992, and prior to 1992 was Corporate Counsel and Secretary beginning in
1986. Prior to his employment by Energy West, he served as staff attorney for the Montana Consumer Counsel. Newly elected Interim President and CEO John C.
Allen said, "All of us at Energy West will move forward to work to strengthen our financial position and to provide a solid basis for our company to operate in the new environment facing energy companies. We will continue to work to strengthen our business operations with particular emphasis on our core businesses in the regulated natural gas and propane distribution businesses. For now, we do not anticipate expanding our involvement in other areas outside of those core businesses." G. Montgomery Mitchell, Chairman of the Board, said, "We appreciate Ed Bernica's dedicated service to the Company as our CEO during the last two years. This has been a period of great turmoil throughout the energy industry, including for Energy West. We now look to John Allen, whose leadership and background make him well qualified to assume the leadership of the company at this time. John has served the Company well for 17 years as a senior executive and has extensive experience in our industry and region, including a strong background in the regulatory environments in which we operate. He is a leading candidate for assuming the CEO post on a permanent basis."
_____________________________________________________________________________
Safe Harbor Forward Looking Statement: Energy West is including the following cautionary statement in the release to make applicable and to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of
1995 for any forward-looking statements made by, or on behalf of Energy West.
Forward-looking statements are all statements other than statements of historical fact, including without limitation those that are identified by the use of the words "anticipates," "estimates," "expects," "intends," "plans,"
"predicts," and similar expressions. Such statements are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those expressed. Such risks and uncertainties include, among others, changes in the utility regulatory environment, wholesale and retail competition, weather conditions, litigation risk and various other matters, many of which are beyond Energy West's control. Energy West expressly undertakes no obligation to update or revise any forward-looking statement contained herein to reflect any change in Energy West's expectations with regard thereto or any change in events, conditions, or circumstances on which any such statement is based. For additional information or clarification, please contact: JoAnn S.
Hogan, Financial Communications, 1-406-791-7555, jshogan@ewst.com of Energy
West, Incorporated.

Our toll-free number is 1-800-570-5688.  Our web address is www.energywest.com

Our address is P.O. Box 2229, Great Falls MT 59403-2229